SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


( x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
( x ) Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                  Carolina First Corporation

          (Name of Registrant as Specified In Its Charter)

                  Carolina First Corporation

          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

                          CAROLINA FIRST CORPORATION
                            102 SOUTH MAIN STREET
                      GREENVILLE, SOUTH CAROLINA 29601



                                March 8, 1995





Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Carolina First Corporation (the "Annual Meeting") to be held in the Cabaret Room, Roe Coach Factory, Peace Center for the Performing Arts, 101 West Broad Street, Greenville, South Carolina, on Thursday, April 20, 1995 at 10:30 a.m.

         The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will report on the operations of Carolina First Corporation. Directors and officers of Carolina First Corporation, as well as representatives of Elliott, Davis & Company, our independent auditors, will be present to respond to any questions stockholders may have.

         To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted if you are unable to attend.

                                          Sincerely,

                                          Mack I. Whittle, Jr.
                                          President and Chief Executive Officer

                          CAROLINA FIRST CORPORATION
                            102 South Main Street
                      Greenville, South Carolina 29601
                               (803) 255-7900


       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
               TO BE HELD APRIL 20, 1995




To the Stockholders of Carolina First Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Carolina First Corporation (the "Company") will be held on April 20, 1995 at 10:30 a.m., Greenville time, in the Cabaret Room, Roe Coach Factory, Peace Center for the Performing Arts, 101 West Broad Street, Greenville, South Carolina for the following purposes:

         1. To set the number of Directors at twelve and to elect four Directors to hold office until their respective terms expire or until their successors are duly elected and qualified;

         2. To approve certain amendments to the Company's Employee Stock Purchase Plan; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Stockholders of record at the close of business on February 21, 1995 will be entitled to vote at the Annual Meeting.

                                         By  Order of the Board of Directors


                                         William S. Hummers III
                                         Secretary


Greenville, South Carolina
March 8, 1995




         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                        CAROLINA FIRST CORPORATION
                           102 South Main Street
                      Greenville, South Carolina 29601

                               PROXY STATEMENT
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 1995


         This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with a solicitation of proxies by the Board of Directors of Carolina First Corporation (the "Company"). This solicitation is being made in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the Cabaret Room, Roe Coach Factory, Peace Center for the Performing Arts, 101 West Broad Street, Greenville, South Carolina at 10:30 a.m. on April 20, 1995. These Proxy Materials are being mailed on approximately March 8, 1995.


Voting Matters

     Stockholders of record as of the close of business on February 21, 1995 will be entitled to vote at the Annual Meeting. At the close of business on that day, there were 4,613,256 shares of the Company's $1.00 par value common stock ("Common Stock") outstanding, 616,000 shares of the Company's N o ncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock") outstanding, 56,038 shares of the Company's Noncumulative Convertible Preferred Stock Series 1993B ("Series 1993B Preferred Stock") outstanding, and 918,700 shares of the Company's Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock") outstanding. Holders of Common Stock are entitled to one vote per share on each of the matters presented at the Annual Meeting or any adjournments thereof. Holders of Series 1993 Preferred Stock, Series 1993B Preferred Stock and Series 1994 Preferred Stock are entitled to 1.9173 votes per share, 1.75 votes per share and 1.7931 votes per share, respectively, on each of the matters presented at the Annual Meeting or any adjournments thereof. Stockholders do not have cumulative voting rights. Shares may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing a majority of the outstanding votes of the Company outstanding at February 21, 1995 is necessary to constitute a quorum at the Annual Meeting.

Revocability of Proxy

         Shares represented by a properly executed proxy in the accompanying form and given by a stockholder, and not revoked, will be voted in accordance with such instructions. As stated in the Proxy, if a returned Proxy does not specify otherwise, the shares represented thereby will be voted in favor of all proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to William S. Hummers III at Carolina First Corporation, 102 South Main Street, Greenville, South Carolina 29601, (803) 255-7913 or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Annual Meeting.


Solicitation of Proxies

        This solicitation of proxies is made by the Company, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward proxy solicitation material to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the proxy material to be beneficial owners of the shares.

                            ELECTION OF DIRECTORS
                             Item 1 on the Proxy


Nominations for Election of Directors

       The Company's Board of Directors is currently comprised of twelve persons, which number was set at the Company's 1994 Annual Meeting of Stockholders. The Company's Articles of Incorporation provide that in the event that the Board of Directors is comprised of nine or more persons, the Board of Directors shall be divided into three classes of Directors with each class being elected for staggered three-year terms. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes.

Identification of Nominees

       Management proposes to nominate to the Board of Directors the four persons listed as Nominees in the table below. Each of the Nominees are currently serving as Company Directors. Each Nominee, if elected, will serve until the expiration of his/her respective term and until such Nominee's successor is duly qualified. Unless authority to vote with respect to the election of one or more Nominees is "WITHHELD," it is the intention of the persons named in the accompanying Proxy to vote such Proxy for the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept nomination or election, it is the intention of the person named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote for the election of such other persons as management may recommend.

       The following table sets forth the names and ages of the four Nominees for Directors and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director of the Company.


                                                   Position or                                          Director
Name                                Age            Office with the Company                                Since
Nominees For Directors
                                                Terms expiring in 1998
C. Claymon Grimes, Jr.              71             Director                                                     1990
Judd B. Farr                       67             Director                                                     1994
Elizabeth P. Stall                  62             Director                                                     1986
Mack I. Whittle, Jr.                46             President, Chief Executive Officer                           1986

Directors Continuing In Office
                                                Terms expiring in 1996
Robert E. Hamby, Jr.                47             Director                                                     1993
William S. Hummers III              49             Executive Vice President, Secretary/Treasurer                1990
Charles B. Schooler                 65             Director                                                     1990
William M. Webster III              60             Director                                                     1986

                                                     Terms expiring in 1997
R. Glenn Hilliard                   51             Director                                                     1986
Richard E. Ingram                   52             Director                                                     1986
William R. Timmons, Jr.             69             Chairman of the Board of Directors                           1986
M. Dexter Hagy                      49             Director                                                     1993

Business Experience of Nominees and Directors

       Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as President since the opening of Greenco Beverage, Inc. in 1965.

       Mr.  Grimes  is  an attorney in private practice in Georgetown, South
Carolina.    From  1987 until 1992 Mr. Grimes was of counsel with The McNair
Law Firm in its Georgetown, South Carolina office.

       Mr. Hamby is Senior Vice President-Finance and Administration and Chief Financial Officer of Multimedia, Inc., a diversified media company headquartered in Greenville, South Carolina which owns and operates newspapers, television and radio stations, cable television systems and media productions. Mr. Hamby became Multimedia, Inc.'s Chief Financial Officer in 1987 and Senior Vice President in 1993. Prior to 1985, when Mr. Hamby first became affiliated with Multimedia, Inc., Mr. Hamby was a partner in the accounting firm of KPMG Peat Marwick. Mr. Hamby is a director of Multimedia, Inc.

       Mr.  Hagy  is  President  of  Vaxa Corporation, an investment holding company located in Greenville, South Carolina which was formed in 1988. From 1991 through 1993, Mr. Hagy (through Vaxa Corporation) owned and operated Siteguard Security Holding Company, a security alarm business headquartered in Greenville, South Carolina. Mr. Hagy is a director of Multimedia, Inc.

       Mr. Hilliard is President and Chief Executive Officer of ING Life Companies, a company which is engaged in insurance related operations. From 1989 until 1992, Mr. Hilliard served as President and Chief Executive Officer of Security Life of Denver. Prior to 1989, he was Chairman and Chief Executive Officer of Liberty Life Insurance Company, Greenville, South Carolina.

       Mr. Hummers joined the Company in June 1988 in his present capacity. From 1986 to 1988, he was Vice President - Management Reporting with First Union Corporation, Charlotte, North Carolina. From 1982 to 1986, he was Senior Vice President and Controller with Southern Bank and Trust which was acquired by First Union National Bank of South Carolina in 1986. He is also a director of World Acceptance Corporation.

       Mr. Ingram is Chairman of Builder Marts of America, Inc., a company engaged in the wholesale distribution of building materials ("Builder Marts"). From 1988 until 1993, Mr. Ingram served as Chief Executive Officer of Builder Marts. Since 1993, Mr. Ingram has also served as Chief Executive Officer of Snyder's Auto Sales, Inc., a company which operates a car dealership in Greenville, South Carolina. Mr. Ingram is also a director of Synalloy Corporation.

       Mr. Schooler is a Doctor of Optometry in Georgetown, South Carolina.

       Ms. Stall is a private investor in Greenville, South Carolina. She is a director of Multimedia, Inc.

       Mr.  Timmons  is  Chairman  of Canal Insurance Company, an insurer of
commercial  motor  vehicles  ("Canal").    From 1947 until 1993, Mr. Timmons
served as Canal's First Vice President and Secretary.

       Mr. Webster has been a partner in Carabo Capital, a company which owns real property, since 1978. During the past five years until 1992, Mr. Webster has also served as an executive officer of Litchfield Enterprises, Inc., a resort development company.

       Mr. Whittle has been President and Chief Executive Officer of the Company since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank. Mr. Whittle previously served as Senior Vice President and Regional Officer for Bankers Trust of South Carolina (currently NationsBank of South Carolina) from 1982 until May 1986, when he resigned his position in order to organize the Company.

Meetings and Committees of the Board of Directors

       The Board of Directors held ten meetings in 1994. No Director attended less than 75% of such meetings, except Mr. Hilliard, who had previous commitments.

       The Board of Directors has an Audit Committee which reviews the audit plan, the results of the audit engagement of the Company's accountants, the scope and results of the Company's procedures for internal auditing and i n ternal control, and the internal audit reports of the Company's subsidiaries. The Audit Committee is currently comprised of Messrs. Grimes, Schooler, Hamby, Webster and Ingram. The Audit Committee met three times during 1994. All members were present at each of these meetings.

       The Board of Directors has a Compensation Committee which reviews the Company's compensation policies and benefit plans and makes recommendations regarding senior management compensation. Its report is set forth herein.
The Compensation Committee is currently comprised of Mr. Hamby, Mr. Hilliard, Mr. Webster and Ms. Stall. The Compensation Committee met three times during 1994. All members were present at 75% of the meetings, except Mr. Hamby and Mr. Webster, who had previous commitments. No members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

       The Board of Directors has an Executive Committee comprised of Messrs. Ingram, Timmons, Webster, and Whittle. The Executive Committee performs such duties as are specifically delegated to it by a majority of the Board of Directors in accordance with the Bylaws of the Company. The Executive Committee did not meet during 1994.

       The Company does not have a nominating committee. The functions typically performed by a nominating committee were performed by the entire Board of Directors.

     AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
                                  (Item 2)

       The Board of Directors is submitting for shareholder approval certain amendments to the Employee Stock Purchase Plan (the "Plan"). The Plan provides employees of the Company and its subsidiaries with the opportunity to acquire Common Stock through a payroll deduction plan. The Plan was approved by the Company's shareholders at the 1994 Annual Meeting. However, the Company has determined that it is appropriate to amend the Plan to qualify it under Section 423 ("Section 423") of the Internal Revenue Code of 1986, as amended (the "Code"), all as described in greater detail below. Holders of a majority of the votes represented by outstanding shares of voting stock of the Company must approve any material amendments to the Plan. This shareholder approval is required under Section 423, as well as under the Bylaws of the NASD, to which the Company is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will not be considered to be affirmative votes. At March 1, 1995, the closing price of the Common Stock, as reported by NASDAQ, was $15.125.

       The Board believes that proposed amendments to the Plan are appropriate and will facilitate the Plan's purpose of furthering employee stock ownership in the Company. For the reasons set forth below, the Board unanimously recommends a vote FOR the adoption of the Plan.

       Reasons for Approval. Section 423 of the Code provides that unless a plan is qualified under such section and certain other conditions are met, employees will recognize income on the difference between the fair market value of the stock purchased and the actual purchase price of the stock (which is at a 5% discount). However, if a plan is qualified under Section 423, participants will not recognize income at the time of purchase, but instead, will recognize such income at the time of disposition of the underlying shares. The Company believes that qualifying the Plan under
Section 423 is a desirable step which will increase employee participation in the Plan and employee ownership of the Company. The Company believes that the equity ownership by employees will serve as a significant incentive to the Company employees to improve the long-term performance of the Company, thereby improving the long-term return to all of the Company's shareholders. Accordingly, the Board believes that the proposed amendments are in the best interests of the Company and its shareholders.

       Proposed Amendments to the Plan

       The Plan is being amended to incorporate by reference any provisions from Section 423 which are necessary to its qualification thereunder. These provisions, among other things, (a) prohibit the participation in the Plan b y 5% shareholders, (b) prohibit the exclusion of employees from participation, except for limited exceptions, (c) require uniform treatment of all participants under the plan, (d) prohibit the transfer of the right to purchase stock except by will or the laws of descent and distribution, and (e) limit participants to purchases not in excess of $25,000 per year.

       If the Plan is qualified under Section 423, the portion of base compensation withheld pending purchase of Common Stock pursuant to the Plan will be taxed as ordinary income and will be subject to withholding requirements and payroll taxes. Participants will not recognize income upon the purchase of the Common Stock under the Plan to the extent of the difference between the purchase price of such Common Stock and its fair market value on the date of purchase (the "Spread"), unless a "disqualifying disposition" occurs. Furthermore, unless a "disqualifying disposition" occurs, participants will recognize income or loss upon the sale of Common Stock purchased pursuant to the Plan to the extent that the sales price exceeds or is less than the purchase price of the Common Stock. To the extent that proceeds from the sale of the shares exceed the purchase price, the portion of the proceeds equal to the Spread is ordinary income and any proceeds in excess of the sum of the purchase price and the Spread will be characterized as capital gain income. A "disqualifying disposition" will occur if the participant transfers shares purchased under the Plan within 24 months after the date of purchase. If such transfer occurs, then any gain will be ordinary income and any losses will be capital losses. A disposition is deemed to occur upon the death of a participant. The Company does not receive any deductions in connection with shares qualified under Section 423 if no disqualifying dispositions occur.
The Company may receive a deduction for the Spread (if the Company elects to pursue such deduction) if a disqualifying disposition occurs.

       If the Plan is not qualified, the portion of base compensation withheld pending purchase of Common Stock pursuant to the Plan will be taxed as ordinary income and will be subject to withholding requirements and payroll taxes. In addition, participants will recognize ordinary income upon the purchase of the Common Stock under the Plan to the extent of the Spread. The Spread will also be subject to withholding requirements and payroll taxes. Participants will recognize income or loss upon the sale of such Common Stock to the extent that the sales price exceeds or is less than the Fair Market Value of the Common Stock on the date it was purchased. Upon the purchase of Common Stock under the Plan, the Company will receive a deduction to the extent of the difference between the purchase price of such Common Stock and its Fair Market Value on the date of purchase.


       Material Features of the Plan
       The Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Plan, a copy of which may be obtained, without charge, by written request to the Company, Post Office Box 1029, Greenville, South Carolina 29602 Attention: William S. Hummers III.

       In general, all employees of the Company and any subsidiary (except certain executive officers who are reporting persons under Section 16 of the Exchange Act, as amended) who work 20 hours or more per week for more than five months per calendar year and who have completed one year of continuous service with the Company or a subsidiary are eligible to participate. As of the date hereof, approximately 378 employees are eligible to participate in the Plan. None of the executive officers set forth in the Summary Compensation Table on page 9 hereof are eligible to participate in the Plan.

       Under the terms of the Plan, an eligible employee may authorize the Company to withhold up to 10% of his or her base compensation to be used to purchase Common Stock. These payroll deductions will be accumulated for quarterly periods and used to purchase Common Stock on quarterly purchase dates as set forth in the Plan. Common Stock purchased pursuant to the Plan shall be acquired at 95% of its "fair market value" on the date of purchase. Fair market value is defined as the high and low sale prices of the Common Stock on the Nasdaq National Market on the five business days preceding the date in question. Common Stock purchased pursuant to the Plan shall be issued by the Company from its authorized but unissued Common Stock. The total number of shares which may be issued under the Plan is limited to 250,000 shares (subject to equitable adjustments in certain circumstances, such as stock splits and stock dividends).

       The Plan is administered by a committee comprised of non-employee Board members appointed from time to time by the Board (the "Plan Administrators"). The Plan Administrators have full authority to administer the Plan, including, without limitation, authority to interpret and construe provisions of the Plan and to adopt such rules and regulations for the Plan as they deem necessary.

       Plan participants are subject to certain limitations when increasing the amount of their payroll deductions. Participants may terminate or reduce their level of participation at any time. Upon termination of participation, participants may elect to have any uninvested payroll deductions returned to them.

       The Board may, in certain instances and subject to applicable law, amend the Plan. However, no material amendments may be made without requisite shareholder approval. The Plan will terminate upon the earlier of May 1, 2004 or the date on which all shares available for issuance under the Plan shall have been sold pursuant to the Plan. In the event the proposed amendments are not approved by the shareholders, the Plan will continue in effect as approved by the Company's shareholders at the 1994 Annual Meeting of Shareholders and will not be qualified under Section 423.

       The Board unanimously recommends that shareholders approve the amendments to the Employee Stock Purchase Plan.

Performance Graph

       The following graph sets forth the performance of the Company's Common Stock for the five year period from December 31, 1989 through December 31, 1994 as compared to the NASDAQ Market Composite Index and an index comprised of all NASDAQ commercial banks and bank holding companies. All stock prices reflect the reinvestment of cash dividends.

                            1994 PROXY
                         PERFORMANCE GRAPH

           (Graph appears here plot points are as follows)

                    12/89      12/90     12/91     12/92     12/93      12/94
CFC                 100.000    62.685    60.461    95.222    101.977    116.969
Nasdaq Market       100.000    84.918    136.277   158.579   180.933    176.916
Nasdaq Bank Stocks  100.000    73.232    120.168   174.869   199.334    198.692

                             EXECUTIVE OFFICERS


       The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of the Company.


                                                   Company Offices                               Company
Name                                 Age           Currently Held                             Officer Since
Mack I. Whittle, Jr.              46               President and CEO                                  1986

William S. Hummers III            49               Executive Vice President                           1988
                                                   and Secretary/Treasurer

James W. Terry, Jr.               47               President and Director of                          1991
                                                   Carolina First Bank

David L. Morrow                   45               Executive Vice President and Director              1992
                                                   of  Carolina First Bank

Joseph C. Reynolds                49               President and Director of                          1993
                                                   Carolina First Mortgage Company



Business Experience of Executive Officers

         Mr.   Whittle's  business  experience  is  set  forth  above  under
"Business Experience of Nominees and Directors."

         Mr. Hummers' business experience is set forth above under "Business Experience of Nominees and Directors."

         Mr. Terry has served as the President and a Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of South Carolina in Greenville, South Carolina.

         Mr. Morrow currently serves as Executive Vice President and a Director of Carolina First Bank. From 1992 until the merger of Carolina First Savings Bank, F.S.B. into Carolina First Bank in February 1995, Mr. Morrow served as the President of Carolina First Savings Bank, F.S.B.. From 1988 to 1992, Mr. Morrow was Vice President/City Executive for First Union National Bank of South Carolina in Hilton Head, South Carolina.

         Mr. Reynolds has served as President of Carolina First Mortgage Company since 1993. From 1984 until 1993, Mr. Reynolds was Senior Vice President and Chief Mortgage Banking Officer at South Carolina Federal Savings Bank, F.S.B. in Columbia, South Carolina.

              COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


Compensation of Directors

         During 1994 non-officer Directors received an annual fee of $7,200 plus $500 for each Board of Director's meeting attended. Directors who are members of committees which met on the same day as a meeting of the Board of Directors received $100 for each committee meeting attended. Directors on committees which met on other days received $200.



Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and to the executive officers of the Company who earned in excess of $100,000 per year in compensation (in all capacities) for the years ending December 31, 1994, 1993 and 1992.


                                                                                   Long Term Compensation

                               Annual Compensation                              Awards               Payouts

                                                              Other                   Securities
                                                              Annual    Restricted    underlying               All
Name and                                                      Compen-   Stock         options/   LTIP          Other
Principal Position          Year    Salary       Bonus        sation    Awards        SARs (#)   Payouts       Compensation
Mack I. Whittle, Jr.        1994   $ 244,989   $ 125,875        (1)    $ 150,000 (2)      --       --        $  30,324 (3)
President, Chief Executive  1993   $ 205,607   $ 131,017        (1)    $ 122,500 (2)      --       --        $  35,492
Officer                     1992   $ 180,150   $  54,142        (1)    $ 100,000 (2)      --       --        $  33,224

William S. Hummers III      1994   $ 152,450   $  75,525        (1)    $  90,000 (4)      --        --       $  29,724 (5)
Executive Vice President    1993   $ 138,000   $  82,748        (1)    $  60,000 (4)      --        --       $  28,952
                            1992   $ 119,500   $  27,071        (1)    $  50,000 (4)      --        --       $  26,645

James W. Terry , Jr.        1994   $ 161,350   $  71,050        (1)    $  60,000 (6)      --       --        $   25,761 (7)
President                   1993   $ 147,400   $  42,985        (1)    $  49,000 (6)      --       --        $   24,902
Carolina First Bank         1992   $ 138,219   $  21,657        (1)    $  30,000 (6)      --       --        $   23,605

David L. Morrow             1994   $ 126,450   $  44,686        (1)    $  60,000 (8)      --        --       $   15,324 (9)
Executive Vice President    1993   $ 118,910   $  26,415        (1)    $  36,750 (8)      --        --       $   12,021
Carolina First Bank         1992   $ 113,660   $   6,000        (1)    $  10,000 (8)      --        --       $   11,491

Joseph C. Reynolds          1994   $ 128,200   $  13,382        (1)    $  60,000 (10)     --        --       $   13,824(11)
President, Carolina First   1993   $ 125,800   $  56,295        (1)    $  61,250 (10)     --        --       $   12,718
Mortgage Company            1992   $    --     $   --           --     $     --           --        --       $      --

- - -------------------------------------------
(Footnotes on following page)

- - -----------------------------------------
(1) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(2) Pursuant to the Company's Restricted Stock Plan, Mr. Whittle was awarded 11,025 shares, 10,500 shares and 10,000 shares in 1992, 1993 and 1994, respectively (as adjusted for stock dividends). Each of these awards was granted for nominal consideration and vest 20% per year over a period of 5 years from the date of the award. At December 31, 1994, Mr. Whittle held a total of 29,646 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1994 of $415,044. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(3)  This  amount  is  comprised  of (i) $6,000 contributed to the Company's
     401(k) Plan by the Company on behalf of Mr. Whittle to match fiscal 1994 pre-tax deferral contributions, all of which is vested, (ii) $9,324 contributed to the Company's Employee Stock Ownership Plan (the "ESOP"), and (iii) $15,000 in premiums paid by the Company on behalf of Mr. Whittle with respect to insurance not generally available to all Company employees.

(4) Pursuant to the Company's Restricted Stock Plan, Mr. Hummers was awarded 5,512 shares, 6,300 shares and 6,000 shares in 1992, 1993 and 1994, respectively (as adjusted for stock dividends). Each of these awards was granted for nominal consideration and vest 20% per year over a period of 5 years from the date of the award. At December 31, 1994, Mr. Hummers held a total of 17,427 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value as of December 31, 1994 of $243,978. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(5)  This  amount  is  comprised  of (i) $5,400 contributed to the Company's
     401(k) Plan by the Company on behalf of Mr. Hummers to match fiscal 1994 pre-tax deferral contributions, all of which was vested, (ii) $9,324 contributed to the ESOP, and (iii) $15,000 in premiums paid by the Company on behalf of Mr. Hummers with respect to insurance not generally available to all Company employees.

(6) Pursuant to the Company's Restricted Stock Plan, Mr. Terry was awarded 3,307 shares, 4,200 shares and 4,000 shares in 1992, 1993 and 1994, respectively (as adjusted for stock dividends). Each of these awards was granted for nominal consideration and vest 20% per year over a period of 5 years from the date of the award. At December 31, 1994, Mr. Terry held a total of 10,780 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1994 of $150,920. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(7) This amount is comprised of (i) $4,250 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Terry to match fiscal 1994 pre-tax deferral contributions, of which all was vested, (ii) $11,511 contributed to the ESOP, and (iii) $10,000 in premiums paid by the Company on behalf of Mr. Terry with respect to insurance not generally available to all Company employees.

(8) Pursuant to the Company's Restricted Stock Plan, Mr. Morrow was awarded 1,103 shares, 3,150 shares and 4,000 shares in 1992, 1993 and 1994, respectively (as adjusted for stock dividends). Each of these awards was granted for nominal consideration and vest 20% per year over a period of 5 years from the date of the award. At December 31, 1994, Mr. Morrow held a total of 7,183 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1994 of $100,562. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(9) This amount is comprised of (i) $6,000 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Morrow to match fiscal 1994 pre-tax deferral contributions, of which 60% was vested and (ii) $9,324 contributed to the ESOP.

(10) Pursuant to the Company's Restricted Stock Plan, Mr. Reynolds was awarded 5,250 shares and 4,000 shares in 1993 and 1994, respectively (as adjusted for stock dividends). This award was granted for nominal consideration and vest 20% per year over a period of 5 years from the date of the award. At December 31, 1994, Mr. Reynolds held a total of 8,000 shares of restricted stock awarded pursuant to the Restricted Stock Plan having a market value at December 31, 1994 of $114,800. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(11) This amount is comprised of (i) $4,500 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Reynolds to match fiscal 1994 pre-tax deferral contributions, of which 40% was vested, and (ii) $9,324 contributed to the ESOP.

Board Compensation Committee Report on Executive Compensation

     Decisions with respect to the compensation of the Company's executive officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions of the Compensation Committee relating to the compensation matters are reviewed by the full Board of Directors. Set forth below is a report submitted by the Compensation Committee which addresses the Company's compensation policies for 1994 with respect to Mr. Whittle as CEO, and Messrs. Hummers, Terry, Morrow and Reynolds, who represent all executive officers of the Company or any Company subsidiary (other than Mr. Whittle) who earned in excess of $100,000 during 1994 (collectively with Mr. Whittle, the "Senior Executives").
                   Compensation Committee Report

                   General Compensation Policies and Specific Guidelines. The Compensation Committee believes that compensation arrangements should be structured so as to provide competitive levels of compensation that integrate pay with the Company's short-term and long-term performance goals, reward above-average corporate performance and recognize individual initiative, responsibility and achievements. In determining 1994 compensation, the Compensation Committee utilized, among other things, guidelines set forth in the Company's Short-Term Management Performance Plan (the "Short-Term Plan"). The Short-Term Plan and the performance goals thereunder were adopted by the Board of Directors at the beginning of 1994. The Short-Term Plan is designed to aid the Board
                   of    Directors  and  the  Compensation  Committee  in
                   determining  appropriate levels of bonus compensation for
                   key    employees  based  on  the  Company's  short-term
                   performance. The purpose of such short-term incentive bonus compensation is to recognize and reward those key employees of the Company who contribute substantially to the Company's achievement of short-term, strategic objectives.

                   The Compensation Committee also endorses the position that equity ownership by management and equity-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interest. Accordingly, in 1993 the Board of Directors adopted the
                   Carolina   First   Corporation   Long-Term   Management
                   Performance Plan (the "Long-Term Plan"), which is designed reward key employees based on the Company's long-term performance. Compensation payable under the Long-Term Plan is comprised principally of equity. Because the Long-Term Plan is structured with three year "performance cycles" with compensation payable only at the end of such cycles, and because the first performance cycle will not end until December 1995, no long-term compensation was paid to the Senior Executives during 1994 pursuant to the Long-Term Plan.

                   The Short-Term Plan establishes a point system which determines incentive cash awards based on the extent to which the Company met certain performance goals adopted by the Board. These performance goals, which were recommended by the Compensation Committee and adopted by the Board, were set at the beginning of 1994 and were designed to represent what the Compensation Committee would consider to be outstanding levels of Company performance. The Short-Term Plan provides that the S e nior Executives will receive from 35% to 50% (depending on their group assignment) of their base salary in incentive cash compensation if 100% of the performance goals were met. Incentive compensation generally becomes payable on a graduated scale when the Company (or in certain cases a Company subsidiary) achieves 85% of the established performance goals.

                   Certain performance goals established by the Board and the Company results are set forth in the following table. In addition, certain goals other than those set forth below were used in computing incentive payments.


                                                                                            Percentage of
Performance Criteria                                         Goal            Actual         Goal Obtained
Earnings Per Share                                       $ 1.19               $1.13                  95%
Return on Average Assets - Fourth Quarter                  0.85%               0.85%                100%
Return on Average Equity  - Fourth Quarter                10.00%              10.52%                105%
Nonperforming Assets as a percentage of total loans        0.75%               0.34%                220%
Noninterest expense less noninterest                       2.61%               3.07%                 85%
    income as a percentage of average assets

Based   salaries  were  set  by  the  Board,  after  recommendation  by  the
Compensation  Committee.    They  were  intended  to  reflect  individual
performance and responsibility and to represent compensation believed by the Compensation Committee to be appropriate if the Senior Executives performed
adequately.    Consideration  was  given  to
compensation levels paid to executives of financial institutions similar in size and character to the Company.

Relationship of Performance to Executive Compensation. As described above, Company performance was an integral part in determining the compensation of Senior Executives. Assuming that 100% of the performance goals are met each year, approximately 23% to 33% of a Senior Executive's total compensation will consist of incentive payments (excluding amounts payable under the
Long-Term  Plan).    Except for restricted stock awards discussed below,
all incentive compensation paid in 1994 was paid pursuant to the Short-Term
Plan.

Compensation Paid during 1994. Compensation paid the Company's executive officers in 1994 consisted of the following elements: base salary, bonus, restricted stock matching contributions paid with respect to the Company's 401(k) Plan and payments made pursuant to the Company's ESOP. Payments under the Company's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis.

As noted above, the Company achieved 95% of the EPS goal, 100% of the Asset Return goal, 105% of the Return on Average Equity goal, 220% of the Nonperforming Assets goal and 85% of the Noninterest Expenses goal. There were also other performance goals which were applicable to certain of the Senior Executives. Based on Company performance, executive officers, including the Senior Executives, received bonuses (depending upon on their Group assignment) equal to 25% to 61% of their base salary. All bonuses were determined in accordance with the terms of the Short-Term Plan.

Because the first performance cycle of the Long-Term Plan has not been completed, long-term incentive compensation awards were determined by the Compensation Committee based on its general assessment of past Company performance and future potential. Long-term incentive compensation for the Senior Executives consisted of grants of an aggregate of 28,000 shares of restricted stock. In 1994, the Compensation Committee granted 26,950 stock options to various executives who were not Senior Executives. These stock options have an exercise price equal to the fair market value of the Common Stock at the date of grant and, with certain limited exceptions expire at the earlier of the grantee's termination of employment with the Company or ten years from the grant date.

Other Compensation Plans and Compensation. The Company has adopted certain broad-based employee benefit plans in which Senior Executives participate, as well as certain executive officer retirement, life and health insurance plans. The value of these items are set forth in the Summary Compensation Table above under the "All Other Compensation" heading. Executive officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1994. The foregoing benefits and compensation are not directly or indirectly tied to Company performance.

Mr. Whittle's 1994 Compensation. Mr. Whittle's 1994 compensation consisted of a base salary, cash bonus, restricted stock, the value of previously-granted restricted stock which became transferable, certain prerequisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the preceding paragraph which was available generally to all employees. Mr. Whittle's base salary of $244,979 (which includes an automobile allowance of $19,989) was determined by the Compensation Committee at the beginning of 1994. It was based in part on compensation levels of other chief executive officers and is believed to be comparable thereto. Mr. Whittle's cash bonus was determined in accordance with the Short-Term Plan. Mr. Whittle's bonus, if all applicable Company performance goals were met exactly 100%, would have been 50% of his base salary (excluding his automobile allowance) (or $112,500). As noted above, the Company achieved 95% of the EPS goal, 100% of the Asset Return goal, 220% of the Nonperforming Assets goal and 85% of the Noninterest Expenses goal. As weighted for Mr. Whittle, these performance results resulted in a bonus of $125,875. The Compensation Committee also awarded Mr. Whittle 10,000 shares of restricted stock which vests over a five year period. This award was considered appropriate in view of the Company's exceptional performance in 1994. Also, this stock award was considered appropriate because continued employment is a condition to the stock's transferability. In 1994, 6,620 shares of restricted stock which had been granted to Mr. Whittle prior to 1994 became transferable. The Committee believes that the Company's strong performance during 1994 was directly related to Mr. Whittle's leadership and believes that all compensation paid (including the bonus paid under the Short-Term Plan) was warranted.

Compensation Committee:
R.  Glenn  Hilliard;   Robert E. Hamby, Jr.;   Elizabeth P. Stall;   William
M. Webster III

Employment Contracts

      On November 9, 1993, the Company entered into substantially similar Noncompetition, Severance and Employment Agreements (individually, the "Agreement") with Mack I. Whittle, Jr., William S. Hummers III and James W. Terry, Jr. (each an "Executive"). The Agreement is summarized below. However, this summary is qualified in its entirety by reference to the Agreement itself, a copy of which may be obtained, without charge, by written request to the Company, Post Office Box 1029, Greenville, South Carolina 29602 Attention: William S. Hummers III.

      Term and Compensation. The Agreement has a rolling term of three years (the "Term") and extends automatically unless either party causes the Term to be a fixed three year term. Under the Agreement, the Executive shall have such duties and authority as are typical of similar executives. The Executive agrees that during the Term thereof, he will devote full time to Company duties and will not engage in any activity which the Board considers to interfere with Executive's performance of his duties. Pursuant to the Agreement, the Company shall pay to the Executive an annual salary as determined by the Board, such incentive compensation as may become payable to the Executive under the Company's Short-Term Plan and the Long-Term Plan, and certain other typical executive benefits. The Agreement also provides that the Company shall be obligated to pay to the Executive compensation substantially equivalent in value to that which would have been issuable under the Long-Term Plan.

      Termination by the Executive. The Executive may terminate the Agreement if (i) the Company materially breaches the Agreement, (ii) there is a Voluntary Termination (as defined below), or (iii) there is an Involuntary Termination (as defined below) (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If Executive terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under this Agreement cease as of the date of such termination and Executive becomes subject to the noncompetition provisions described below. If Executive terminates his employment hereunder as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to three year's compensation (including average incentive compensation). If Executive terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, the Executive is entitled to receive an amount generally equal to one year's compensation. "Involuntary Termination" is defined as the Executive's termination of his employment following a Change in Control (as defined below) due to (i) a change in the Executive's responsibilities, position or authority, (ii) a change in the Term of the Agreement, (iii) a reduction in the Executive's compensation, or (iv) a forced relocation of the Executive outside the Greenville area, or (v) a significant increase in the Executive's travel requirements. "Voluntary Termination" is defined as the Executive's termination of his employment following a Change in Control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above. "Change in Control" is generally defined to mean (i) the acquisition by any person of Company securities representing an aggregate of 20% or more of the combined voting power of the Company's outstanding securities, (ii) the change in control of the Board of Directors (except in certain instances as set forth in the Agreement), (iii) the consummation of certain business combinations or transactions involving the Company in which holders of Company stock do not hold at least 67% of the outstanding common stock of the Company or the surviving entity, or the occurrence of any other event not covered by (i) through (iii) above but which the Board determines affects control of the Company and which it determines constitutes a Change in Control.

      Termination by the Company. The Agreement may be terminated by the Company at any time during its Term (i) for "Cause," (ii) if the Executive becomes disabled (generally unable to perform Company duties on a full-time basis for six months), (iii) upon the Executive's death (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). "Cause" is defined as (i) fraud, gross negligence, dereliction of duties, intentional material damage to the Company's property or business, or the commission of a felony, or (ii) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any applicable regulatory authority. If the Company terminates Executive's employment for Legitimate Company Reasons, the Company's obligations under the Agreement cease as of the date of termination, except that if the Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination. If the Company terminates Executive other than for Legitimate Company Reasons after a Change in Control, the Executive is entitled to receive as severance upon such termination, such amounts as would be payable in the event of an Involuntary Termination. If the Company terminates the Executive other than for Legitimate Company Reasons but in the absence of a Change in Control,
the   Executive  shall  be  entitled  to  receive  as  severance  upon  such termination, the aggregate compensation and benefits that would have been payable under the Agreement for the remaining Term of this Agreement. In the event of termination pursuant to clauses (i) or (iii) of the Legitimate Executive Reasons, or in the event of termination other than for Legitimate Company Reasons, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company generally become vested and released from all conditions and restrictions, and (B) the Executive is credited with Company service for the remaining Term of the Agreement for the purposes of the Company's benefit plans.

      Noncompetition and Confidentiality. In the event that Executive's employment is terminated before a Change in Control voluntarily by the Executive or by the Company for Cause, then Executive may not, for a period of one year following such termination of employment become employed by any insured depository institution which conducts business activities in South Carolina, attempt to interfere with any business relationship of the Company, or otherwise compete against the Company. The Agreement provides that the Executive shall not disclose to any person, or otherwise use, except in connection with Company duties, any confidential information (as defined in the Agreement) of the Company.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The information below is furnished as of February 21, 1995 as to each class of the Company's equity securities owned beneficially or of record by each of the Directors and Nominees individually, by certain named executive officers and by all Directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed.


      Common  Stock.    The following table sets forth information regarding
the ownership of the Company's Common Stock. There are no persons known to the Company to own beneficially 5% or more of the Company's Common Stock.

                                     Amount and          Percent         Percent
                                     Nature of Bene-        of             of
Name of Beneficial Owner             ficial Ownership    Class (1)     Class (2)

         Directors and Nominees
C. Claymon Grimes, Jr.                42,637 (3)            *               *
Judd B. Farr                          54,410 (4)           1.18%            *
M. Dexter Hagy                         6,476 (5)            *               *
Robert E. Hamby, Jr.                   9,763 (6)            *               *
R. Glenn Hilliard                     22,049 (7)            *               *
William S. Hummers III                36,836 (8)            *               *
Richard E. Ingram                     53,668 (9)           1.16%            *
Charles B. Schooler                   25,868 (10)           *               *
Elizabeth P. Stall                    36,880 (11)           *               *
William R. Timmons, Jr.              226,888 (12)          4.86%         (2.99%)
William M. Webster III                71,387 (13)          1.55%            *
Mack I. Whittle, Jr.                 110,888 (14)          2.40%          1.47%

         Executive Officers
David L. Morrow                        7,803 (15)           *                *
Joseph C. Reynolds                    11,210 (16)           *                *
James W. Terry, Jr.                   18,416 (17)           *                *


All Directors and Executive Officers
      as a Group (15 persons)        735,179               5.66%           9.65%
- - -----------------------------------------------
(Footnotes on following page)

- - -----------------------------------------------
(1) The calculation assumes no conversion of any shares of Series 1993 Preferred Stock, Series 1993B Preferred Stock or Series 1994 Preferred Stock. It is based on a total of 4,613,256 shares of outstanding Common Stock.

(2) The calculation assumes conversion of all shares of Series 1993 Preferred Stock, Series 1993B Preferred Stock and Series 1994
         Preferred Stock.  It is based on  4,613,256 shares  of Common Stock
         outstanding,  1,181,056  shares  of  Common  Stock  issuable   upon
         conversion of the Series 1993 Preferred Stock, 98,066 shares of Common Stock issuable upon conversion of the Series 1993B Preferred Stock, and 1,647,321 shares of Common Stock issuable upon conversion of the Series 1994 Preferred Stock.

(3) This includes 1,000 shares of Common Stock issuable pursuant to an option granted under the Directors' Stock Option Plan.

(4) This includes 1,000 shares of Common Stock issuable pursuant to option granted under the Directors' Stock Option Plan.

(5) This assumes conversion of 400 shares of Series 1994 Preferred Stock owned by Mr. Hagy and includes 1,000 shares of Common Stock issuable to Mr. Hagy pursuant to an option granted under the Directors' Stock Option Plan.

(6) This assumes conversion of 2,000 shares of Series 1993 Preferred Stock and 2,000 shares of Series 1994 Preferred Stock and includes 1,000 shares of Common Stock issuable pursuant to an option granted under the Directors' Stock Option Plan.

(7) This includes 1,000 shares of Common Stock issuable pursuant to an option granted under the Directors' Stock Option Plan.

(8) This includes 17,427 shares of Common Stock owned by Mr. Hummers through the Restricted Stock Plan.

(9) This includes 1,000 shares of Common Stock issuable pursuant to an option granted under the Directors' Stock Option Plan.

(10) This includes 1,000 shares of Common Stock issuable pursuant to option granted under the Directors' Stock Option Plan.

(11) This includes 1,575 shares of Common Stock owned by the estate of Ms. Stall's spouse, assumes conversion of 1,950 shares of Series 1994 Preferred Stock owned by the estate of Ms. Stall's spouse and 1,000 shares of Common Stock of Series 1994 Preferred Stock owned by Ms. Stall, and includes 1,000 shares of Common Stock issuable to Ms. Stall pursuant to an option granted under the Directors' Stock Option Plan.

(12) This includes 88,023 shares of Common Stock owned by Canal Insurance Company ("Canal"), of which Mr. Timmons is an officer and assumes conversion of 3,000 shares of Series 1994 Preferred Stock owned by Mr. Timmons and 30,000 shares of Series 1994 Preferred
         Stock  owned  by  Canal.   It includes 1,000 shares of Common Stock
         issuable to Mr. Timmons pursuant to an option granted under the Directors' Stock Option Plan.

(13) This assumes conversion of 4,000 shares of Series 1994 Preferred Stock owned by Mr. Webster and includes 5,197 shares of Common
         Stock owned by Mr. Webster's spouse and 1,000 shares of Common Stock issuable to Mr. Webster pursuant to an option granted under the Directors' Stock Option Plan.

(14) This includes 29,646 shares of Common Stock owned by Mr. Whittle through the Restricted Stock Plan, assumes conversion of 492 shares of Series 1993B Preferred Stock and 300 shares of Series 1994 Preferred Stock owned by Mr. Whittle.

(15) This includes 10,780 shares of Common Stock owned by Mr. Terry through the Restricted Stock Plan.

(16) This includes 7,183 shares of Common Stock owned by Mr. Morrow through the Restricted Stock Plan.

(17) This includes 8,200 shares of Common Stock owned by Mr. Reynolds through the Restricted Stock Plan, assumes conversion of 700 shares of Series 1993 Preferred Stock owned by Mr. Reynolds.

         Series 1993 Preferred Stock. The following table sets forth information regarding the ownership of the Company's Series 1993 Preferred Stock.
                                     Amount and Nature of         Percent of
Name of Beneficial Owner             Beneficial Ownership         Class (1)

         5% Shareholders
IDS Financial Corporation                      44,000 (2)           7.14%
IDS Tower
Minneapolis, Minnesota  55440

        Directors and Nominees
C. Claymon Grimes, Jr.                            ---                *
Judd B. Farr                                      ---                *
M. Dexter Hagy                                    ---                *
Robert E. Hamby, Jr.                            2,000                *
R. Glenn Hilliard                                 ---                *
William S. Hummers III                            ---                *
Richard E. Ingram                                 ---                *
Charles B. Schooler                               ---                *
Elizabeth P. Stall                                ---                *
William R. Timmons, Jr.                           ---                *
William M. Webster III                            ---                *
Mack I. Whittle, Jr.                              ---                *

         Executive Officers
David L. Morrow                                   ---                *
Joseph C. Reynolds                                700                *
James W. Terry, Jr.                               ---                *

All Directors and Executive                     2,700               *
  Officers as a Group (15 persons)


- - ---------------------------------
(1) At February 21, 1995, there were 616,000 shares of Series 1993 Preferred Stock outstanding.
(2) Information regarding IDS Financial Corporation is based on filings made with the Securities and Exchange Commission.



         Series 1993B Preferred Stock. The following table sets forth information regarding the ownership of the Company's Series 1993B Preferred Stock. Each of the 5% shareholders listed below acquired such shares in connection the Company's acquisition of First Sun Mortgage Corporation (subsequently renamed Carolina First Mortgage Company) on September 30, 1993. These share amounts are based on oral communications with the shareholders. No Director, Nominee or Executive Officer holds any shares of Series 1993B Preferred Stock except for Mack I. Whittle, Jr., who holds 492 shares.

                                     Amount and Nature of           Percent of
Name of Beneficial Owner             Beneficial Ownership           Class (1)

         5% Shareholders
Edward J. Sebastian                        10,467(2)                   18.68%
Suite 650, 1901 Main Street
Columbia, South Carolina  29201

Michael T. Smith                            6,282                      11.21%
Post Office Box 51
Columbia, South Carolina  29202

R. Frederick Taylor                         9,805                      17.50%
121 Hurlingham Drive
Columbia, South Carolina  29223
- - --------------------------------------
(1) At February 21, 1995, there were 56,038 shares of Series 1993B
Preferred Stock outstanding.
(2) Includes 2,720 shares of Series 1993B Preferred Stock owned by
Mr. Sebastian's spouse.

       Series 1994 Preferred Stock. The following table sets forth information regarding the ownership of the Company's Series 1994 Preferred Stock. There are no persons known to the Company to own beneficially 5% or more of the Series 1994 Preferred Stock.

                                     Amount and Nature of           Percent of
Name of Beneficial Owner             Beneficial Ownership           Class (1)

         Directors and Nominees
C. Claymon Grimes, Jr.                    ---                           *
Judd B. Farr                              ---                           *
M. Dexter Hagy                            400                           *
Robert E. Hamby, Jr.                    2,000                           *
R. Glenn Hilliard                         ---                           *
William S. Hummers III                    ---                           *
Richard E. Ingram                         ---                           *
Charles B. Schooler                       ---                           *
Elizabeth P. Stall                      1,950                           *
William R. Timmons, Jr.                33,000(2)                       3.59%
William M. Webster III                  4,000                           *
Mack I. Whittle, Jr.                      300                           *

         Executive Officers
David L. Morrow                           ---                            *
Joseph C. Reynolds                        ---                            *
James W. Terry, Jr.                       ---                            *

All Directors and Executive            41,650                           4.53%
  Officers as a Group (15 persons)

- - -------------------------------
(1) At February 21, 1995, there were 918,700 shares of Series 1994 Preferred Stock outstanding.
(2) This amount includes 30,000 shares owned by Canal.



                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    Carolina  First Bank has had, and expects to have in the
              future, banking transactions in the ordinary course of business with the Company's Directors and officers and their associates, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectability nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $8,477,000 at December 31, 1994. During 1994, approximately $2,865,000 in new loans were made and payments totaled approximately $3,749,000.

                    On  November  8,  1993, Carolina First Bank and Carolina
              First Savings Bank, F.S.B. (the "Banks") entered into agreements with Republic National Bank ("Republic"), which provided for the acquisition of certain assets and the assumption of certain liabilities associated with the seven branches of Republic. These transactions were consummated on May 2, 1994. In connection with this acquisition, the Banks acquired approximately $37,000,000 in selected loans, $1,600,000 in branch facilities and property, and $91,000,000 in cash, and assumed approximately $135,000,000 in deposit liabilities, on which a premium of $5,400,000 was paid. The Company continued to employ the tellers and branch management
              associated   with  the  branches,  except  for  the
              employees associated with the headquarters branch. None of Republic's executive officers, senior lending officers, investment management personnel or other employees were hired. Edward J. Sebastian, who, since September 30, 1993, has beneficially owned 17.45% of the Series 1993B Preferred Stock, is the Chairman and CEO of Resources Bancshares Corporation, the parent company of Republic.

                    From   1990  to  1993,  Carolina  First  Bank  purchased
              approximately $35,000,000 in credit card accounts from Republic in a series of transactions. In connection with these credit card transactions, Carolina First Bank entered into a servicing agreement with Republic pursuant to which Republic services the purchased credit card accounts. This servicing agreement may be terminated at any time after June 1, 1995 upon 180 day's notice. Under the terms of this servicing agreement, Republic receives a monthly servicing fee equal to 2% per annum of the average daily balance on the credit card accounts. Such fee is subject to adjustment in certain limited cases. In 1994, Carolina First Bank paid approximately $1,506,000 in servicing fees to Republic under this servicing agreement. Mr. Sebastian was Chairman and CEO of Resources Bancshares Corporation during this entire period.

                    In  April  1994,  Republic mailed 3 million pre-approved
              applications in a credit card solicitation on behalf of Carolina First Bank. From such solicitation, 50,000 credit
              card  accounts  were  opened.    In  connection  with  such
              solicitation, Carolina First Bank paid Republic $75 to $90 per new account, for an aggregate of approximately $3,500,000.
              The    Company  expects  that  it  may  engage  in  similar
              solicitations in the future. Mr. Sebastian is Chairman and CEO of Resources Bancshares Corporation, Republic's parent corporation.

                    William  M.  Webster III is a partner and 50% owner of a
              business which owns property that Carolina First Bank leases for its Haywood Road branch. The term of the lease is 15 years and commenced on July 2, 1986, with options to renew for three consecutive five-year periods. The lease contains provisions for adjustment of the rent after the first five years of the lease term. Management believes that the terms of the lease are as favorable as would have been obtainable on an arm's length basis. The Company made payments under the lease of approximately $82,000 in 1994. Mr. Webster is also chairman and president of a company which leases to Carolina First Bank the land on which Carolina First Bank's Litchfield Beach branch is located. The lease is for a 20-year period and commenced October 1, 1989, with options to renew for two consecutive five-year periods. The rent due under the lease is $55,000 annually for the first five years of the lease term. The lease provides for adjustments of the rent after the first five years. Management believes that the terms of the lease are as favorable as would have been obtainable on an arm's length basis. The Company made payments under the lease of approximately $55,000 in 1994.

                    Harriet  P.  Grimes,  spouse  of  C. Claymon Grimes, Jr.
              leases land to Carolina First Bank on which its North Fraser branch is located. The lease originally expired on December 31, 1994; however, Carolina First Bank extended the lease for an additional three year period and has the option to extend the lease for seven additional three-year periods. The current rental rate is approximately $26,000 annually. The Company made payments under the lease of approximately $26,000 in 1994. Monthly rental is adjusted for changes in the Consumer Price Index. Management believes that the terms of the lease are as favorable as would have been obtainable in an arm's length transaction.


                              COMPLIANCE WITH SECTION 16(a)
                          OF THE SECURITIES EXCHANGE ACT OF 1934

                    Section 16(a) of the Exchange Act requires the Company's
              Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1994, all required Section 16(a) filings applicable to its executive officers, Directors and greater than 10% beneficial owners were made.



                              INDEPENDENT PUBLIC ACCOUNTANTS

                    Elliott,  Davis  & Company has served as the independent
              public accountants for the Company since the Company's organization. Elliott, Davis & Company has indicated that it plans to have a representative present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders. The Company has not selected accountants for the 1995 fiscal year and anticipates that such determination will be made at the March 1995 meeting of its Board of Directors. The Company has not selected accountants because it is still in the process of ascertaining which of the potential accounting firms is best suited to meet the needs of the Company.


                                  STOCKHOLDER PROPOSALS

                    Proposals  by stockholders for consideration at the 1996
              Annual Meeting of Stockholders must be received at the Company's offices at 102 South Main Street, Greenville, South Carolina 29601 no later than November 15, 1995, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1996 Annual Meeting. Under the regulations of the Securities and Exchange Commission, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.


                                  FINANCIAL INFORMATION

                    The  Company's  1994  Annual  Report  is being mailed to
              stockholders contemporaneously with these Proxy Materials. The Company will provide without charge to any stockholder of record as of February 21, 1995, who so requests in writing, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1994 filed with the Securities and Exchange Commission. Any such request should be directed to Carolina First Corporation, Post Office Box 1029, Greenville, South Carolina 29602 Attention: William S. Hummers III.



                                      OTHER MATTERS

                    Management  is  not  aware  of  any  other  matter to be
              brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                                       By order of the Board of Directors,


                                       William S. Hummers III
                                       Secretary


March 8, 1995
Greenville, South Carolina

                              CAROLINA FIRST CORPORATION
                             EMPLOYEE STOCK PURCHASE PLAN


       I.   PURPOSE

            The purpose of the Employee Stock Purchase Plan is to provide employees of the Company and its Subsidiaries with the opportunity to acquire proprietary interest in the Company through the purchase of Common Stock through a payroll deduction plan. The Plan is designed to qualify as a employee stock purchase plan under Section 423 of the Code and shall be deemed to incorporate by reference any provisions from
       Section 423 which are necessary to its qualification thereunder.


       II.  DEFINITIONS

            For purposes of the Plan and its administration, the following terms shall have the meanings indicated:

            Administrator shall have the meaning set forth in Section III.

            Base Compensation means the regular base earnings and commissions paid to an Eligible Employee by the Company during such individual's period of participation in the Plan, plus any salary deferral contributions made by such individual to the Company's 401(k) Plan during such period, but excluding all overtime payments, bonuses and other incentive-type payments and all contributions (other than Code
       Section 125 or Section 401(k) contributions) made by the Company for such individual's benefit under any employee benefit or welfare plan now or hereafter established.

            Board means the Board of Directors of the Company.

            Code means the Internal Revenue Code of 1986, as amended.

            Company means Carolina First Corporation, a South Carolina corporation, and where the context so permits, each of its Subsidiaries.

            Common Stock means shares of the common stock of the Company, $1 par value per share.

            Effective Date means July 1, 1994.

            Eligible Employee means any person who is regularly engaged for a period of 20 hours or more per week and more than five months per calendar year in the rendition of personal services to the Company or one or more of its Subsidiaries for earnings considered wages under
       Section 3121(a) of the Code. Notwithstanding the foregoing or anything to the contrary herein and as contemplated in Section 423(b)(3) of the Code, no person may be an Eligible Employee if such person, immediately after purchase of any shares of Common Stock hereunder, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

            Fair Market Value for a share of Common Stock on any date means the average of the high and low sale prices of the Common Stock on the Nasdaq National Market (or principal exchange on which the Common Stock is listed) on the five business days preceding the date in question, as reported in The Wall Street Journal or other authoritative source.

            Participant means any Eligible Employee who is actively participating in the Plan.

            Plan means this Carolina First Corporation Employee Stock Purchase Plan.

            Purchase Period means the three month period beginning on February 1, May 1, August 1 and November 1 of each year during which the Plan is in effect.

            Quarterly Purchase Date means January 31, April 30, July 31 and October 31, if business days, or if not business days, the next preceding business day.

            Subsidiary means a subsidiary corporation of the Company, as determined in accordance with Section 422 of the Code.


       III. EFFECTIVENESS OF THE PLAN AND ISSUANCE OF COMMON STOCK

            A. The Plan shall become effective on the Effective Date, provided that no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

            B. Common Stock shall be offered for purchase under the Plan until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been issued pursuant to the Plan or (ii) the Plan shall have been sooner terminated in accordance with Section X hereof.

       IV.  ADMINISTRATION

            The Plan shall be administered by a committee (the "Administrator") comprised of two or more non-employee Board members appointed from time to time by the Board. The Administrator shall have full authority to administer the Plan, including, without limitation, authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary, and to appoint such other employees of the Company as it deems appropriate to aid in the administration of the Plan. In addition to the foregoing, the Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.


       V.   ELIGIBILITY AND PARTICIPATION

            A. Each Eligible Employee may begin participation in the Plan on the first day of any Purchase Period following his/her completion of one year of continuous service with the Company or a Subsidiary or an aggregate of two years of service with the Company or a Subsidiary even if such service is not continuous.

            B. In order to participate in the Plan, an Eligible Employee must complete the enrollment forms prescribed by the Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Administrator (or its designee) prior to the commencement of a Purchase Period. Such election to participate in the Plan shall become effective on the first day of the next subsequent Purchase Period.

            C. The payroll deduction authorized by a Participant for purposes of acquiring Common Stock under the Plan may be any whole percentage not in excess of 10% of the Base Compensation paid to the Participant during the period of participation. The deduction rate so authorized shall continue in effect, unless the Participant shall change the rate by filing the appropriate form with the Administrator (or its designate). An authorization to increase the payroll deduction rate shall not be effective until the first day of the next subsequent Purchase Period. A reduction in the payroll deduction rate may be made at any time during a Purchase Period and shall become effective as soon as practicable following the filing of such form.

            D. Notwithstanding anything to the contrary herein and as contemplated in Section 423(b)(8) of the Code, no participant may acquire more than $25,000 of Common Stock in any calendar year.

            E. The acquisition of Common Stock through participation in the Plan shall neither limit nor require the acquisition of Common Stock by the Participant under the Plan in any subsequent Purchase Period.


       VI.  COMMON STOCK SUBJECT TO PLAN

            A. The Common Stock purchasable by Participants under the Plan shall be authorized but unissued Common Stock. The total number of shares which may be issued under the Plan shall not exceed 250,000 shares (subject to adjustment under Section VI.B. below).

            B. In the event any change is made to the Common Stock purchasable under the Plan by reason of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate equitable adjustments shall be made by the Administrator to the class and maximum number of shares issuable pursuant to and over the term of the Plan.


       VII. PURCHASE OF COMMON STOCK

            A. Each Eligible Employee who participates in the Plan for a particular Purchase Period shall have the right to purchase Common Stock upon the terms and conditions set forth herein and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Administrator may deem advisable. The Purchase Price per share of Common Stock shall be 95% of the Fair Market Value of a share of Common Stock on the Quarterly Purchase Date.

            B. The Company will maintain on its books a "plan account" in the name of each Participant on which amounts collected from the Participant through payroll deductions will be credited. As of the close of business of the Quarterly Purchase Date, the amount then in the Participant's plan account will be divided by the Purchase Price and the Participant's plan account will be credited with the number of whole and fractional shares which results. The Company may, in its discretion, pay interest on funds held in plan accounts pending purchase of Common Stock. Interest, if paid, will be credited to the Participant's plan account and utilized to purchase Common Stock.

            C. Share certificates will be issued and given to the Participants once a year on January 31, unless a Participant specifically request certificates be issued earlier, or unless a Participant's employment with the Company is terminated, in which case, shares shall be issued as of the date of such termination.

            D. In the event the number of shares subscribed for at the end of any Purchase Period exceeds the number of shares available for sale under the Plan, the available shares shall be allocated among the Participants in proportion to their plan account balances, exclusive of any amounts carried forward pursuant to the preceding sentence and the remaining amounts will be refunded in cash.


       VIII.  TERMINATION OF EMPLOYMENT/CHANGE OF STATUS

            A. A Participant may, at any time, terminate his/her participation under the Plan by filing the prescribed notification form with the Administrator. No further payroll deductions shall be collected from the Participant during such Purchase Period, and the Participant shall have the following elections with respect to any payroll deductions collected prior to such termination date: (a) have the Company refund the payroll deductions which the Participant made prior to such termination or (b) have such payroll deductions held for the purchase of shares at the end of the Purchase Period. If no such election is made, then such payroll deductions shall automatically be refunded promptly after the last day of such Purchase Period (without interest).

            B. A termination of participation in the Plan shall be irrevocable during the Purchase Period during which it was effected, and, accordingly, a Participant may not subsequently elect to participate in the Plan during the Purchase Period in which such termination was effected. In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by filing a new purchase agreement and payroll deduction authorization).

            C. Should a Participant's employment with Company or a Subsidiary terminate or a change occur in a Participant's employee status so that he/she is no longer an Eligible Employee, then his/her participation shall immediately terminate upon such termination or change in status and all sums held in such person's plan account shall be promptly refunded to the Participant.


       IX.  RIGHTS AS STOCKHOLDERS

            A. A Participant shall have no rights as a stockholder with respect to shares covered under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the relevant Quarterly Purchase Date.

            B. The Administrator may, in its discretion, implement a designated broker program and direct the Company to issue a single stock certificate representing all of the shares of Common Stock purchased during a Purchase Period on behalf of all Participants to a broker designated by the Administrator. Such designated broker shall establish an account for each Participant in the Plan and shall effect transfers and sales from each such account at the direction of the specified Participant. To facilitate the designated broker program, the Administrator may require, as a condition to participation in the Plan, that a Participant agree to the issuance of his or her stock certificate directly to the designated broker.


       X.  AMENDMENT AND TERMINATION OF THE PLAN

            A. The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action of the Board may, without the approval of the Company's stockholders, (i) increase the number of shares issuable under the Plan or the maximum level of participation by an Eligible Employee (provided, that the Administrator shall have the authority to effect adjustments pursuant to Sections VI.B. without stockholder approval), (ii) alter the purchase price formula so as to reduce the purchase price specified in the Plan, (iii) otherwise materially increase the benefits accruing to Participants under the Plan, or (iv) materially modify the requirements for eligibility to participate in the Plan.

            B. The Plan shall terminate upon the earlier of (i) May 1, 2004 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to the Plan.


       XI.  MISCELLANEOUS PROVISIONS

            A. No rights under the Plan shall be assignable or transferable by the Participant.

            B. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its subsidiaries for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

            C. The provisions of the Plan shall be governed by the laws of the State of South Carolina.

                              CAROLINA FIRST CORPORATION
                          EMPLOYEE STOCK PURCHASE AGREEMENT

       I hereby elect to participate in the Employee Stock Purchase Plan (the "Plan") beginning with the Purchase Period immediately following the date of this Agreement and I accordingly subscribe to purchase shares of Carolina First Corporation Common Stock in accordance with this Agreement and the Plan. I hereby authorize payroll deductions from each of my paychecks during the Purchase Period in the 1% multiple of compensation up to a maximum of 10% specified in my attached Enrollment and Change Form.

       I understand that my payroll deductions will be accumulated for the purchase of Common Stock on the Quarterly Purchase Date (as defined in the Plan). The purchase price will be 95% of the Fair Market Value (as defined in the Plan) of the Common Stock on the such date.

       I understand that this enrollment will be effective beginning with the Purchase Period immediately following the date of this Agreement. I understand that my participation will automatically remain in effect for subsequent Purchase Periods in accordance with my payroll deduction authorization unless I withdraw from the Plan, change the rate of my payroll deduction or terminate my employment.

       I acknowledge that I have a copy of, and am familiar with, the prospectus filed by the Company with respect to the Plan.

       I understand that I will receive a stock certificate for the shares purchased on my behalf each January 31, unless I request otherwise.

       I understand that the Company has the right, exercisable in its sole discretion, to amend or terminate the Plan at any time. Should the Company elect to terminate the Plan, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

       I have read this Agreement and the Plan and agree to be bound by the terms of both this Agreement and the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.


       Date:
                                             Signature of Employee


                                             Printed Name

                              CAROLINA FIRST CORPORATION
                             EMPLOYEE STOCK PURCHASE PLAN
                                Enrollment and Change Form


       I have a copy of, and am familiar with, the prospectus for the EMPLOYEE STOCK PURCHASE PLAN for CAROLINA FIRST CORPORATION. I understand that the terms and conditions, as outlined in the prospectus and Plan, govern all transactions in my account.


_____ New Enrollment   ______ Change in Amount  _____ Terminate Participation


      (Amount must be an even percentage of your salary, between 1 and 10%)


       _______ I wish to terminate my participation in the Plan. For payroll deductions collected prior to my termination date, I elect to have the payroll deductions: (check only one)

                 ______    Refunded to me (without interest).

                 ______ Held for the purchase of shares at the end of the Purchase Period.

       I understand that an election to participate in the Plan is effective on the first day of the next purchase period and will continue in effect, so long as I am eligible to participate, until changed by a subsequent election filed by me. I understand that an election to terminate participation in the Plan or reduce my deferral amount will be effective immediately. Such elections are accepted as set out in the CAROLINA FIRST EMPLOYEE STOCK PURCHASE PLAN and its prospectus.


       __________________________________________________  ___________________
                    Signature                                      Date


       __________________________________________________
                 Please Print Name

                                  APPENDIX
                      [THE FOLLOWING DOCUMENT IS APPENDED
                   HERETO PURSUANT TO RULES 14A-4 AND 14A-6.]


P
R
O                         CAROLINA FIRST CORPORATION
X                      Annual Meeting, April 20, 1995
Y

      The undersigned stockholder of Carolina First Corporation, hereby revoking all previous proxies, hereby appoints William R. Timmons, Jr. and William S. Hummers III and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of Carolina First Corporation standing in the name of the undersigned upon all matters at the Company's Annual Meeting to be held in the Cabaret Room, Roe Coach Factory, Peace Center for the Performing Arts, 101 West Broad Street, Greenville, South Carolina on Thursday, April 20, 1995 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified below.


1.    ELECTION OF DIRECTORS.

[ ] FOR ALL NOMINEES set forth below    [ ] WITHHOLD AUTHORITY
    and to set the number of Directors     to vote for all Nominees below and
    at twelve persons (except as marked    to set the number of Directors
    to the contrary below [ ])             at twelve persons

C. Claymon Grimes, Jr.  Judd B. Farr  Elizabeth P. Stall  Mack I.Whittle, Jr.

INSTRUCTION: To withhold authority to vote for any individual Nominee, strike a line through the Nominee's name in the list above.

2. APPROVAL OF THE AMENDMENTS TO THE CAROLINA FIRST CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

   [  ]  FOR                 [  ] AGAINST             [  ] ABSTAIN


3. At their discretion upon such other matters as may properly come before the meeting.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAROLINA FIRST CORPORATION. IF NOT OTHERWISE SPECIFIED, THIS
PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS ABOVE.

(Please date and sign on reverse side and return in the enclosed envelope.)


                     (This proxy is continued on the other side.)

Please sign this Proxy as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.

Dated this ____ day of                   , 1995


                                    Print Name (and title if appropriate)


                                    Signature


                                    Print Name (and title if appropriate)


                                    Signature



PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.